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EXHIBIT 99.1

        ARCHON CORPORATION
3993 Howard Hughes Parkway, Suite # 630
Las Vegas, NV 89109

FOR IMMEDIATE RELEASE:
Thursday, April 10, 2002

ARCHON CORPORATION ANNOUNCES INCREASE IN
PREFERRED SHARE REPURCHASE PROGRAM

        LAS VEGAS, NV., April 10, 2002, Las Vegas, Nevada—Archon Corporation (OTCBB: AHRN) announced that its Board of Directors has approved an increase of an additional $1 million in Archon's preferred stock repurchase program. In December 2000, the Board of Directors authorized the repurchase of preferred stock using up to $500,000. Under the repurchase program, the Company has repurchased an aggregate of 276,627 shares of its preferred stock at an aggregate cost of approximately $479,980. With the increased authorization, $1,020,020 remains available for use in the program. Repurchases under the program may be made from time to time in the open market at prevailing prices as well as in privately negotiated transactions. The repurchased shares of preferred stock will be retired.

        Archon Corporation operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns property in Las Vegas for possible future development and two investment properties.

CONTACT;	Thomas K. Land Chief Financial Officer Archon Corporation 702-732-9120 x229 702-732-9465 (fax)

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EXHIBIT 99.1